Item 77D - DWS Short-Term Municipal Bond Fund
Investment Policy Change

On November 18, 2011, the Fund's Board of Trustees approved the following change to one of its non-fundamental investment policies, which change became effective on February 1, 2012:

The fund invests primarily in investment grade short-term municipal securities (securities within the top four credit categories) and up to 15% of assets investable in the fourth highest rating category.
(Strikethrough indicates deletion.)

T:\FUNDREPT\NSAR\AprOct\DWS Municipal Trust\4.30.2012\NSAR Ex. 77D Short-Term Muni Bond Fund 6-8-12.docx